Exhibit 10.31

GENELUX CORPORATION

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into effective as of the 1st day of September, 2011 (the “Effective Date”), by and between Genelux Corporation, a Delaware corporation (the “Company”), and Pharmaceutical Research Consulting (PRC) (“Consultant”).

W I T N E S S E T H:

WHEREAS, the Company wishes to retain Consultant as an independent contractor to perform certain consulting services; and

WHEREAS, Consultant is willing to perform such services for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth below, the parties agree as follows:

1. Engagement.

(a) Scope of Work. Consultant shall perform the work described in Exhibit A attached hereto and such other work as may be mutually agreed upon by the Company and Consultant (the “Work”). Consultant shall perform the Work under the direction of the President of the Company or such other person(s) as the Company may designate. During the term of this Agreement, Consultant shall use Consultant’s best efforts in performing the Work. Except as otherwise agreed upon by the Company in writing, all of the Work under this Agreement shall be performed by Paul Scigalla, M.D., Ph.D.

(b) Professional Standards. The manner and means used by Consultant to achieve the result desired by the Company are in the sole discretion and control of Consultant. Consultant’s results will be the product of the highest degree of professional skill and expertise.

(c) Location. Consultant shall provide services at places which in his judgment are best suited to accomplish the projects in a timely and professional manner consistent with industry standards. Consultant agrees to attend meetings and presentations at the Company’s facility as may be requested by the Company from time to time. Consultant agrees not to remove from the Company’s premises any Company-owned hardware, software, or other equipment or property, without the prior written consent of the Company.

2. Compensation. In consideration for the services and the terms of this Agreement, Consultant shall be paid the following compensation:

(a) The Company agrees to pay Consultant three hundred forty U.S. dollars ($340) per hour for services performed in accordance with this Agreement, up to a maximum of two thousand seven hundred twenty U.S. dollars ($2720) per day. During any day when Consultant works from home at the request of the Company, he will perform a minimum of two (2) hours of Work per day and be entitled for compensation for a minimum of two (2) hours of Work per day. Consultant agrees, at the Company’s request, to work at the Company’s San Diego office as the Company shall from time to time designate, for which Consultant will be paid a flat daily fee of $2,720, and which shall reflect nine (9) hours of work. From time to time, the Company may also request that Consultant participate in investigator meetings or scientific meetings such as ASN, ASCO or EDTA, the time for which shall be billed as set forth hereinabove.

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(b) In addition to payment for services provided, the Company shall also reimburse Consultant for pre-approved out-of-pocket expenses incurred directly in the performance of services under this Agreement, including overnight mailing, facsimile transmissions, authorized telephone charges, including those associated with e-mail use, and authorized hotel expenses. Further, the Company agrees to reimburse Contractor for pre-approved travel expenses incurred directly in the performance of services under this Agreement, including business-class travel on both domestic and international flights in accordance with Company policy, after the Company’s receipt and approval of monthly expense reports documenting all such expenses in reasonable detail.

3. Consultant’s Warranties.

(a) Consultant acknowledges and agrees that Consultant’s performance of the Work hereunder does not conflict with any obligation of Consultant to a third party or any obligation of Consultant under a contract or other agreement or policy by which Consultant is bound.

(b) Consultant represents and warrants that (i) Consultant is authorized to enter into and perform this Agreement, and (ii) Consultant is subject to, and shall in the future enter into, no contract or agreement with any person, corporation, government agency or other entity that could, in any manner, impede or prevent Consultant from giving, and the Company from receiving, the benefit of the Work to be performed under this Agreement.

(c) Consultant represents and warrants that no information to be disclosed to the Company in performance of this Agreement was or shall be acquired by Consultant (i) pursuant to any relationship in which Consultant was obligated to hold such information in confidence for the benefit of any third party or (ii) by any unlawful or otherwise improper means.

(d) Consultant represents and warrants that no information, materials or other products or results of the Work delivered to the Company under this Agreement shall infringe upon, conflict with or violate any patent rights, copyrights, trade secrets or other proprietary rights, however denominated, of any person or entity.

4. Rights in Intellectual Property.

(a) Consultant agrees that all discoveries, developments, inventions, ideas, concepts, research and other information arising out of any of the Work or use of any Confidential Information or any Materials by or on behalf of Consultant (hereinafter collectively referred to as the “Developments”) shall be the sole property of the Company. Consultant further agrees that the originals and all copies of all notebooks, disks, tapes, computer programs, reports, proposals and other documents and materials furnished to Consultant by the Company, however and whenever produced (whether by Consultant or others), shall be the sole property of the Company.

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(b) Consultant agrees that all of the Developments, including, without limitation, all parts thereof, and any memorialization thereof by electronic or manual storage, transcription, or recording, and any display, performance or modification thereof or derivative work based thereon, is work made for hire under the copyright laws of the United States especially ordered and commissioned by the Company.

(c) Consultant agrees to and hereby does, assign, to the Company all of Consultant’s right, title and interest throughout the world in all Developments and to anything tangible which evidences, incorporates, constitutes, represents, memorializes, embodies, performs, displays or records any such Development. Consultant hereby assigns and, to the extent any such assignment cannot be made at present, Consultant hereby agrees to assign to the Company all copyrights, patents, trademarks and other proprietary rights, however denominated, Consultant may have in any such Developments.

(d) Consultant specifically agrees and acknowledges that the foregoing assignment covers all results, outputs and products of Consultant’s Work for the Company prior to the date hereof, in any capacity and all related copyrights, patents, trademarks or other proprietary rights, however denominated, and that all such results, outputs and products shall be Developments hereunder and the sole property of the Company.

(e) Consultant hereby undertakes, without payment of any consideration to Consultant in addition to the compensation described in Section 2(a), (i) promptly to disclose all Developments to the Company; (ii) to assist the Company in every reasonable manner to obtain thereon patents, copyrights, and other forms of proprietary protections, however denominated, in any and all countries for the Company’s benefit; (iii) to execute all such patent applications, patent or copyright assignments, registrations and applications that may be required for other forms of proprietary protection, however denominated, and other lawful documents, and to take all such other actions, as the Company may request to obtain for the Company all right, title and interest in and to any of the Developments or otherwise to carry out the purposes of this Agreement. Without limiting the foregoing, if Consultant is called upon by the Company in writing after termination or expiration of this Agreement or performance of the Work to assist the Company as provided herein, Consultant shall be entitled to reasonable fees for services rendered in providing such assistance. The out-of-pocket cost of prosecuting patent applications and obtaining copyright registration shall be borne by the Company.

(f) If Consultant incorporates into any Developments any information, software, materials or other technology owned by Consultant or in which Consultant has any interest, Consultant hereby grants, and to the extent any such grant cannot be made at the present, Consultant agrees to grant to the Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license, with the right to sublicense, to make, use, refrain from using, sell, offer for sale, import, modify, delete, add to, reproduce, create derivative works based upon, distribute, perform, display or exploit in any way, such information, software, materials or other technology, in whole or in part, by any means, now known or later developed, in all languages.

(g) It is understood that Sections 4 and 5 of this Agreement apply, without limitation, to any and all oral communications and writings, including, without limitation, notes, drawings, specifications, software, source code, object code, schematics, flow charts, algorithms and engineering, sales, marketing and financial plans, and studies and reports that are prepared, compiled or acquired by Consultant during the term of this Agreement.

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5. Non-Disclosure and Confidentiality.

(a) The Company shall provide Consultant with materials and such information about the Company, its business and its products and services as the Company, in its sole discretion, shall deem necessary or appropriate to enable Consultant to carry out Consultant’s obligations under this Agreement.

(b) Consultant acknowledges that in the course of consulting for the Company, Consultant shall receive materials and information about, and access to, trade secrets and other confidential and proprietary information (including, without limitation, the information and materials described in Section 4 of this Agreement) which are vital to the competitive position and success of the Company. During the term of this Agreement and thereafter, Consultant shall hold strictly confidential and shall not disclose to others any of the Confidential Information. Consultant shall not use any of the Confidential Information or Materials other than as part of the Work and for the sole benefit of the Company. Without the prior written consent of the Company, (i) Consultant shall not distribute or otherwise allow the release of the Materials to any third party, (ii) Consultant shall not, nor allow or encourage any third party to, manufacture or analyze or otherwise “reverse engineer” any Materials, and (iii) Consultant shall comply with all laws and regulations regarding the transportation, use and disposal of Materials.

(c) The term “Confidential Information” as used throughout this Agreement shall mean all Developments and all trade secrets, confidential or proprietary information, all information concerning any of the Materials, and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee or consultant of the Company (including, without limitation, Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the Company or which might permit the Company or any of its customers to obtain a competitive advantage over competitors who do not have access to such Developments, Materials, trade secrets, confidential or proprietary information or other data or information. The term “Materials” as used throughout this Agreement shall mean all materials provided to Consultant by or on behalf of the Company, all materials derived therefrom, and all Developments to the extent such Developments constitute tangible materials.

(d) Consultant understands that the Company from time to time may have in its possession materials and information (including product and development plans and specifications) which is claimed by others to be proprietary and which the Company has agreed to keep confidential. Consultant agrees that all such materials and information shall be Materials and Confidential Information, respectively, for purposes of this Agreement.

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6. Non-Competition, Non-Solicitation.

(a) During the term of this Agreement, Consultant shall not, directly or indirectly, participate, whether as owner, stockholder, director, officer, manager, employee, agent or consultant or otherwise in any business, firm or corporation which is in competition with the Company, or which otherwise provides any products or services similar to any products or services provided by the Company at the time of such termination or expiration (collectively, a “Competing Company”). However, the foregoing sentence shall not be construed to prohibit purchase on a national securities exchange or in the “over-the-counter” market of any securities of a Competing Company listed on such exchange or publicly traded in such market, provided however, that such purchase does not result in Consultant becoming owner of record of five percent (5%) or more of the outstanding of any class of such company’s securities.

(b) During the term of this Agreement and for a period of one year after the termination or expiration hereof, Consultant shall not solicit or attempt to solicit any employee of the Company (or any other person who may have been employed by the Company during the term of this Agreement) with whom the Consultant had contact during the term of this Agreement to perform work or services for any person or entity other than the Company.

7. Relationship of the Parties. In performing the Work under this Agreement, Consultant shall at all times act as an independent contractor. This Agreement shall not create any relationship whereby Consultant shall be an agent or legal representative of the Company for any purpose whatsoever and creates no relationship of employment, principal and agent, partnership or joint venturers. Consultant shall have no authority to bind the Company or to create any express or implied obligation for the Company, and shall not hold himself out as having such authority. Consultant shall have full responsibility for payment of, and shall pay, all compensation, social security, unemployment, withholding and other taxes and charges for all persons engaged by him in the performance of services hereunder, as and when the same become due and payable, and the Company shall have no obligation to pay or make available any employee benefit to Consultant or any person employed by or associated with Consultant.

8. Term and Termination; Effects of Termination.

(a) The initial term of this Agreement is twelve (12) months from the Effective Date (the “Initial Term”), unless earlier terminated as provided below or extended upon mutual agreement of the Company and Consultant. All services performed by Consultant during the Initial Term in excess of four hundred eighty (480) hours must be pre-approved by the President of the Company, and Consultant will be compensated for the excess time and related expenses as set out in Section 2.

(b) The Company may terminate this Agreement by sending written notice of termination to Consultant at any time after Consultant fails or neglects to perform any of Consultant’s obligations hereunder, including, without limitation, the timely performance of the Work, or otherwise after Consultant’s breach of any provision hereof, such notice to be effective immediately upon sending.

(c) The Company or Consultant may terminate this Agreement at any time prior to expiration of the Initial Term for its own convenience at any time upon sixty (60) days prior written notice to the other party. Upon any such termination, Consultant will be entitled solely to compensation in accordance with Section 2 hereof for the amount of time worked and expenses incurred in accordance with the terms and conditions of this Agreement through the date of termination. In the event of an early termination by the Company under this Section, such amounts shall be paid by the Company within ten (10) days after receipt of Consultant’s final invoice.

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(d) Upon termination or expiration of this Agreement, or at any time upon the written request of the Company, Consultant shall return promptly to the Company all Confidential Information and Materials and all other documents, materials and property belonging to the Company or its clients. If requested to do so by the Company, Consultant shall sign a Termination Certificate in which Consultant confirms that Consultant has complied with the requirements of this Section 8(d) and that Consultant is aware that certain restrictions imposed upon Consultant by this Agreement shall continue after termination or expiration of this Agreement, provided that Consultant’s obligations under this Agreement shall continue even if Consultant does not sign such a Termination Certificate. The Company may withhold final payment under this Agreement until its receipt of such a Termination Certificate.

(e) Upon the earlier to occur of the termination or expiration of this Agreement or completion of the Work, or at any other time upon request of the Company, Consultant shall deliver promptly to the Company all Materials, notebooks, disks, tapes, computer programs, reports, proposals, other documents, materials, tools, equipment and other property belonging to the Company or its customers.

(f) Consultant understands and agrees that Consultant’s obligations under Sections 3, 4, 5, 6, 7 and 9 hereof and this Section 8 shall survive and shall not be affected by any expiration or earlier termination of this Agreement.

9. Miscellaneous.

(a) Any notice required or permitted to be given under this Agreement shall be given in writing and sent by certified mail to the party at the address set forth below or to such other address as such party shall have designated in writing:

If to the Company:	Genelux Corporation

3030 Bunker Hill Street, Suite 310

San Diego, CA 92109

Attention: President and Chief Executive Officer

Facsimile: 1.858.483.0026

If to Consultant:	Pharmaceutical Research Consulting (PRC)

[***]

[***]

Attention: President and Chief Executive Officer

(b) This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior oral and written agreements and understandings between them relating thereto. In the event of any inconsistency between this Agreement and any other contract between the Company and Consultant, the provisions of this Agreement shall prevail.

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(c) No waiver or amendment of any of the provisions of this Agreement shall be binding unless made in writing and signed by the parties. No failure on the part of either party to exercise, or delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. A waiver on one occasion shall not constitute a waiver on any further occasion.

(d) This Agreement is personal to Consultant, and Consultant shall not delegate or assign any of Consultant’s rights, duties or obligations hereunder. Any purported assignment or delegation thereof by Consultant shall be void and ineffective. Consultant shall perform Consultant’s duties and obligations hereunder alone or in cooperation with employees of the Company only, and shall not retain, or use other persons to assist Consultant, or work with other persons, in performing such duties and obligations.

(e) This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns.

(f) In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 9(f), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance all other provisions hereof shall remain in full force and effect.

(g) This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of California, without regard to its principles of conflicts of laws. All litigation arising from or relating to this Agreement shall be filed and prosecuted before any court of competent subject matter jurisdiction in San Diego, California. Consultant hereby consents to the jurisdiction of such courts over him, stipulates to the convenience, efficiency and fairness of proceeding in such courts, and covenants not to allege or assert the inconvenience, inefficiency or unfairness of proceeding in such courts.

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ATTACHMENT A-1

Dr. Aladar A. Szalay, President and CEO, Genelux Corporation, San Diego, USA.

Dr. Tony Yu, Vice President of Clinical Trial Operations, Genelux Corporation, San Diego, USA.

Medical and Clinical Trial Strategy Committee:

Dr. Yuman Fong. Chief, Gastric & Mixed Tumor Service, Murray F. Brennan, Chair in Surgery, Memorial Sloan Kettering Cancer Center, New York, USA; Chairperson of Medical and Clinical Trial Strategy Committee, Member of the Scientific Advisory Board and Member of Clinical Advisory and Implementation Board of Genelux Corporation, San Diego, USA.

Dr. Ulrich Lauer, Senior Physician and Associate Professor at the Medical University Clinic Tübingen, Tübingen, Germany; Member of Medical and Clinical Trial Strategy Committee of Genelux Corporation, San Diego, USA.

Dr. Reinhard von Roemeling, Vice President of Clinical Development Oncology, Daiichi Sankyo, Inc, New Jersey, USA; Member of Medical and Clinical Trial Strategy Committee and Member of Clinical Advisory and Implementation Board of Genelux Corporation, San Diego, USA

Clinical Trials:

1.	Royal Marsden Phase I Clinical Trial (Intravenous):

Dr. Kevin Harrington, Senior Lecturer at the Institute of Cancer Research and an Honorary Consultant in Clinical Oncology, Head and Neck Unit, Principal Investigator of completed Phase I Trial at Royal Marsden Hospital, London, UK.

Dr. Johann de Bono, Honorary Consultant in Medical Oncology, Professor in Experimental Cancer Medicine and Principal Investigator of completed Phase I Trial at Royal Marsen Hospital, London, UK.

COMPLETED

2.	Tübingen Phase I Clinical Trial (Intraperitoneal):

Prof. Dr. med. Ulrich Lauer, Senior Physician and Associate Professor at the Medical University Clinic Tübingen, Tübingen, Germany; Member of Medical and Clinical Trial Strategy Committee of Genelux Corporation, San Diego, USA.

Prof. Dr. med. Michael Bitzer, Senior Physician for Gastroenterology and Intensive Care Medicine, Coordinating Physician of the Department Gastroenterology and Hepatology within the Center of Gastrointestinal Oncology (ZGO) of the Comprehensive Cancer Center (CCC) Tübingen, Tübingen Germany.

3.	UCSD Phase I Clinical Trial (Chemotherapy/Radiation Combination Therapy):

Dr. Loren Mell, Medical Research Director, Radiation Oncology; Co-Director of the Center for Advanced Radiotherapy Technologies; and Principal Investigator of Phase I Clinical Trial, UC San Diego, San Diego, USA.

Dr. Sunil Advani, Assistant Professor, Radiology Oncology; and Principal Investigator of Phase I Clinical Trial, UC San Diego, San Diego, USA.

4.	Memorial Sloan Kettering Phase I Clinical Trial (Intrapleural):

Dr. Valerie Rusch, Chief, Thoracic Service; Miner Family Chair in Intrathoracic Cancers and Principal Investigator of Phase I Clinical Trial, Memorial Sloan Kettering, New York, USA.

Dr. Lee Krug, Associate Attending Physician, Thoracic Oncology Service and Principal Investigator of Phase I Clinical Trial, Memorial Sloan Kettering, New York, USA.

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EXHIBIT A

Description of Work:

The Consultant will devote at least one week per month to the performance of services to the Company under this Agreement. The Consultant’s duties and responsibilities shall include the following:

1.	The Consultant will serve as the Company’s acting Chief Medical Officer. The roles and responsibilities of this position are comparable to a Chief Medical Officer of an entity comparable to the Company, differentiated by the fact that Consultant is not an employee.

2.	The Consultant will serve as a primary advisor on medical issues relating to the Company’s preclinical and clinical development programs.

3.	The Consultant will serve as a global medical expert relating to the Company’s development programs and will assist the Company in the development of partnerships with institutions, experts, opinion leaders, health ministries and other regulatory authorities for ensuring the development of high quality strategies, clinical plans and protocols.

4.	The Consultant will assist in the oversight of the Company’s clinical programs on a global basis, including assuring that clinical activities are consistent with the Company’s objectives and proposed timelines.

5.	The Consultant will participate in a variety of other activities relating to the Company’s development programs.

6.	The Consultant will at all times work in a professional and cooperative manner and interact harmoniously with the individuals listed in Attachment A-1 hereto.

Consulting Fees:

$340 per hour, up to a maximum of $2,720 per day, to be invoiced to the Company on a monthly basis. Payment of undisputed amounts are due within thirty (30) days after the Company’s receipt of invoice.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:		CONSULTANT

GENELUX CORPORATION		PHARMACEUTICAL RESEARCH CONSULTING

By:	/s/ A. A. Szalay	By:	/s/ Paul Scigalla
Name:	A. A. Szalay	Name:	Prof. Dr. med Paul Scigalla
Title:	Pres. and CEO	Title:	President and CEO

April 9, 2012

Paul Scigalla, MD, PhD

Professor of Medicine

Chief Medical Officer

Genelux Corporation

[***]

[***]

Dear Professor Scigalla,

I am writing to you concerning the change in the form of payment of your advisory position. In contrast to a payment based on a hourly service reimbursement, you and I discussed the format of a retainer based payment. We also agreed, that your payment will be part cash $16,000 per month (U.S. $), as well as additional stock options currently 50,000 per year (present strike price $3). The options will vest at the end of each employment year and in the case of early termination, the monthly equivalent until the end of service will be recognized. This agreement is a one year agreement renewable at the end of each service year.

The monthly service payments starting March 1, 2012 will be transferred to you at the end of each month. The cost of travel and accommodation will be reimbursed to you at the same time each month based on your submitted original receipts.

In closing, I would like to thank you for all your professional contributions to Genelux Corporation in the past and in the future.

Sincerely yours,

/s/ Aladar A. Szalay, PhD

Aladar A. Szalay, PhD

President and CEO, Genelux Corporation

University Professor, University of Würzburg, Germany

Professor, Department of Radiation Oncology, Rebecca and John Moores Comprehensive Cancer Center, University of California, San Diego, USA

Accepted by:

/s/ Paul Scigalla
date	April 15, 2012

March 1, 2018

MEMORANDUM OF UNDERSTANDING

This MEMORANDUM is intended to acknowledge, clarify and further amend the terms of the CONSULTING AGREEMENT (Agreement) entered into between GENELUX CORPORATION (Company) and PHARMACEUTICAL RESEARCH CONSULTING (Consultant) on September 1, 2011 (Exhibit 1), as amended by mutual agreement pursuant to letter dated April 9, 2012 from Aladar Szalay to Consultant (Exhibit 2).

1.	Notwithstanding the language in Exhibit 2, referencing an “employment” year, the relationship between Company and Consultant has always been, and remains, one of independent contractor, as set forth in section 7 of the Agreement.

2.	The Agreement, as amended by Exhibit 2, is hereby extended to December 31, 2019, and will terminate on that date unless renewed or extended by written agreement. At any time prior to termination, the Company or Consultant may terminate the Agreement without cause upon 30 days’ notice to the other party.

3.	Except as set forth herein, other terms of the Agreement as amended remain in full force and effect including, but not limited to, Consultant’s obligations under sections 3 through 8 of that agreement.

/s/ Thomas Zindrick	June 2, 2018
Thomas Zindrick	date
President and CEO

I understand and agree to the above terms,

/s/ Paul Scigalla	June 2, 2018
Paul Scigalla	date
Pharmaceutical Research Consulting

- EXHIBIT 1 -

- EXHIBIT 2 -

EXTENSION OF MEMORANDUM OF UNDERSTANDING (MOU)

The MOU executed by the parties hereto on June 2, 2018, is hereby extended one year, through December 31, 2020, on the same terms and conditions contained in the MOU executed on June 2, 2018.

/s/ Thomas Zindrick	12-17-2019
Thomas Zindrick	date
President and CEO

/s/ Paul Scigalla
Paul Scigalla	date
Pharmaceutical Research Consulting

2nd EXTENSION OF MEMORANDUM OF UNDERSTANDING (MOU)

The MOU executed by the parties hereto on June 2, 2018, and extended by mutual agreement on December 17, 2019, is hereby extended for an additional two years, through December 31, 2022, on the same terms and conditions contained in the MOU executed on June 2, 2018.

/s/ Thomas Zindrick	June 29, 2022
Thomas Zindrick	date
President and CEO

/s/ Paul Scigalla	June 28, 2022
Paul Scigalla	date
Pharmaceutical Research Consulting

THIRD EXTENSION OF CONSULTING AGREEMENT

This Third Extension of Consulting Agreement (this “Extension”) amends the terms of that certain Consulting Agreement by and between Genelux Corporation (the “Company”) and Pharmaceutical Research Consulting (the “CMO”) dated as of September 1, 2011 (as amended from time to time, the “Agreement”).

The parties to this Extension agree as follows:

1.	The term of the Agreement is hereby extended through December 31, 2024.

2.	The compensation of CMO shall be as set forth in Attachment 1 hereto.

3.	Except as set forth herein, the Agreement shall remain unmodified and in full force and effect.

4.	This Extension may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Acknowledged and agreed:

GENELUX CORPORATION

/s/ Thomas Zindrick, J.D.	10/16/2024
Thomas Zindrick, J.D.	date
President and CEO

PHARMACEUTICAL RESEARCH CONSULTING

/s/ Paul Scigalla, M.D., Ph.D.	10/16/2024
Paul Scigalla, M.D., Ph.D.	date
President and CEO

Attachment 1

Cash Fee

$16,000.00 per month payable to [Paul Scigalla, M.D., Ph.D.]

Equity Fee

Subject to approval by the Board of Directors of Genelux Corporation (“Genelux”), Genelux anticipates granting Dr. Scigalla two options to purchase an aggregate of 33,332 shares of common stock of Genelux (the “Award”), pursuant to Genelux’s 2022 Equity Incentive Plan (as amended from time to time, the “Plan”). The vesting date and exercise prices of the shares subject to the Award are set forth hereinbelow. The terms of the Award, as well as all other matters related to the Award, will be governed by and subject to the terms and conditions set forth in the Plan, and a stock option agreement.

Stock Option Grants

Exercise Price per Share	Number of Shares	Option Type (ISO/NSO)	Vesting Schedule
$6.00	16,666	NSO	100% vested on Grant Effective Date
$6.00	16,666	NSO	100% vested on December 31, 2024

Reimbursement

Genelux shall also reimburse Dr. Scigalla for third-party expenses (at cost) that are directly attributable to work performed under the Agreement and pre-approved in writing by Genelux: e.g., travel expenses other than normal commuting, including meals, airfares, rental vehicles, and mileage at the IRS rate.

Payment terms: CMO will invoice Genelux monthly for third-party expenses and will provide such reasonable receipts or other documentation of expenses as Genelux might request.